Exhibit 3.1
AMENDMENT
TO
PARTNERSHIP AGREEMENT
OF
NATIONAL PROPERTY INVESTORS III
          This AMENDMENT TO THE PARTNERSHIP AGREEMENT OF NATIONAL PROPERTY INVESTORS III (this “Amendment”) is entered into as of February 11, 2011, by and among NPI Equity Investments, Inc., a Florida corporation, in its capacity as managing general partner (the “Managing General Partner”), and each of the Limited Partners. All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings given to them in the Partnership Agreement (as defined below).
Recitals
          WHEREAS, National Property Investors III, a California limited partnership (the “Partnership”), is governed pursuant to the terms of that certain Partnership Agreement, dated as of February 1, 1979, as amended and restated July 1, 1979 and as further amended to date (the “Partnership Agreement”);
          WHEREAS, the Managing General Partner has obtained consents of the requisite percentage-in-interest of the Limited Partners (i.e., Limited Partners who own more than 50% of the outstanding Units), necessary to amend the Partnership Agreement as provided in this Amendment.
          NOW, THEREFORE, in consideration of the premises, the agreement of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereby agree as follows:
1.	Amendments to the Partnership Agreement. The Partnership Agreement is hereby amended to delete Section 15.3.27 thereof.

2.	Miscellaneous.
(a)	Effect of Amendment. In the event of any inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail. In the event of any conflict of apparent conflict between any of the provisions of the Partnership Agreement as amended by this Amendment, such conflicting provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.

(b)	Ratification. Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed.

(c)	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.
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          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

The Managing General Partner: NPI EQUITY INVESTMENTS, INC., a Florida corporation
By:	/s/ Derek S. McCandless
	Name:	Derek S. McCandless
	Title:	Senior Vice President and Assistant General Counsel

The Limited Partners:
By:	NPI Equity Investments, Inc.,
attorney-in-fact

By:	/s/ Derek S. McCandless
	Name:	Derek S. McCandless
	Title:	Senior Vice President and Assistant General Counsel

[Signature Page — Amendment to Partnership Agreement of NPI III]